STEELPATH MLP FUNDS TRUST
RULE 12b-1 PLAN
CLASS A SHARES

SCHEDULE A

As noted in paragraph 1 of the attached Plan, the following Funds have adopted The SteelPath MLP Funds Trust Rule 12b-1 Plan for Class A Shares:

SteelPath MLP Select 40 Fund
SteelPath MLP Alpha Fund
SteelPath MLP Income Fund
SteelPath MLP Alpha Plus Fund
SteelPath MLP and Infrastructure Debt Fund

Dated:  October 14, 2011